UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 29, 2013

LAYNE CHRISTENSEN COMPANY

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34195	48-0920712
_______________	_______________	_______________
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 Shawnee Mission Parkway
Mission Woods, Kansas 66205

(Address of principal executive offices)
____________________

(913) 362-0510

(Registrant's telephone number, including area code)

____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendments to Long-Term Incentive Plan

On March 29, 2013, upon the recommendation of the Compensation Committee of Layne Christensen Company (the “Company”), the Board of Directors of the Company (the “Board”) approved certain amendments to the Layne Christensen Company Long-Term Incentive Plan (the “LTI Plan”).  The amendments became effective as of February 1, 2013.  The amendments provide the Compensation Committee with additional flexibility to (i) increase or decrease the percentages for which an LTI Plan participant’s LTI award will be allocated among time-vested stock options, time-vested RSUs and performance shares, and (ii) determine the applicable performance goals for which the vesting of performance share awards granted under the LTI Plan can be based.

Accordingly, the terms of the LTI Plan, as amended, are as follows:

The Board will establish an annual equity pool (the “LTI Pool”) within the first 90 days of each calendar year.  The equity awards issued from the LTI Pool relate to the Company’s common stock and are made pursuant to the Company’s 2006 Equity Incentive Plan, as amended and restated (the “Company Equity Plan”) or any successor or other Company shareholder-approved equity plan.  The size of the LTI Pool in any year will generally be limited to 1% of the average market capitalization of the Company during the 30-day period ending on January 31st of the award year.  Within the limits of the LTI Pool, the Board will make awards to employees it selects (each an “LTI Plan participant”), based on recommendations made by the Compensation Committee.

An LTI Plan participant’s award from the LTI Pool (i.e., the participant’s “LTI Target Opportunity”) is a percentage of the LTI Plan participant’s current base salary, which percentage varies depending on the LTI Plan participant’s position in the Company. The percentages range from 200% of base salary for the Company’s Chief Executive Officer (“CEO”) to 30% of base salary for the Company’s corporate vice-presidents. The LTI Plan will be administered by the Compensation Committee.

A Committee-determined percentage of each LTI Plan participant’s LTI Target Opportunity will be granted in the form of time-vested stock options, time-vested restricted stock units (“RSUs”) and performance shares. The Committee-determined percentages for the time-vested options, time-vested RSUs and performance shares are generally expected to be 40%, 10% and 50%, respectively, of each LTI Plan participant’s LTI Target Opportunity.  However, the Committee has sole discretion to increase or decrease these percentages recognizing that circumstances surrounding annual LTI grants will change from year to year.

Each time-vested stock option grant will vest ratably over a three year period.  The number of shares subject to the option will be based on the fair value of an option to acquire the Company’s stock on the grant date.  Each RSU grant will vest and be payable on the fifth anniversary of each such award’s grant date, or, if earlier, upon the LTI Plan participant’s retirement from the Company, which can occur only if the LTI Plan participant is age 60 and has been employed with the Company for at least five years. The number of shares subject to the RSU award will be based on the fair market value of a share of the Company’s common stock on the grant date.  The LTI Plan participant is required to hold and not sell any shares issued in connection with the settlement of the vested RSU until his/her separation from the Company.  Each performance share grant will vest and be payable based on the level of achievement of one or more performance goals, as established for that year. The number of performance shares covered by the award will be determined based on the value of a performance share award (as determined by the Board or Compensation Committee) on the grant date.

With respect to all of the equity awards granted pursuant to the LTI Plan, continuous employment is generally a condition to vesting.  However, the Board may, in its sole discretion, place other vesting conditions (e.g., acceleration upon death) in the applicable stock option, RSU or performance share agreement to the extent permitted under the Company Equity Plan, or agree to vest all or a portion of the awards following the LTI Plan participant’s separation from service prior to the contractual vesting of the awards if the Board determines the LTI Plan participant has warranted such vesting and such vesting is in the Company’s best interests.

The above is a brief summary of the principal features of the LTI Plan, as amended, and its operation.  For additional information regarding the LTI Plan, please refer to the full text of the LTI Plan, a copy of which is attached hereto as Exhibit 10.1.

Item 9.01                   Financial Statements and Exhibits

10.1	Layne Christensen Company Long-Term Incentive Plan (effective as of February 1, 2013)

10.2	Form of Restricted Stock Unit Agreement between the Company and management of the Company for use with the 2006 Equity Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Layne Christensen Company
(Registrant)

Date: April 4, 2013	By:	/s/ Jerry W. Fanska
Jerry W. Fanska
Sr. Vice President—Finance

Exhibit Index:

10.1	Layne Christensen Company Long-Term Incentive Plan (effective as of February 1, 2013)

10.2	Form of Restricted Stock Unit Agreement between the Company and management of the Company for use with the 2006 Equity Incentive Plan